Exhibit 10.7
Agreement for Services between Greyhound Lines, Inc.
and WSS Screening Services

This Agreement for Services ("Agreement") is entered into as of the 1st day of October 2004 (the "Effective Date") by and between WSS Screening Services, LLC ('WSS"), a wholly owned subsidiary of Labwire, Inc. and Greyhound Lines, Inc. (including wholly its owned subsidiaries that are party to the Agreement) ("Greyhound") and is based upon that certain Request for Proposal dated April 1, 2004 a copy of which is attached hereto. This Agreement sets forth the terms and conditions pursuant to which WSS shall provide and Greyhound shall receive drug and alcohol testing and related program management services as defined below in Sections 1-3 (collectively the "Services").

1. SERVICES
1.1 At all times during the Term, WSS shall provide, at minimum, the Services set forth on Attachment 1 hereto.

2. SERVICE COMMITMENT
2.1 In performing the Services WSS will monitor and act in strict compliance with all laws, rules and regulations (whether federal, state or local) applicable to Greyhound in connection with the Services and the performance of the Services by WSS and on behalf of Greyhound ("Laws, Rules and Regulations").   At no time shall WSS violate any such Laws, Rules and Regulations.

2.2 Services will be performed in a timely, professional manner with due skill, competence and diligence and in accordance with the Service Levels defined in Attachment 1 and as described in this Agreement.

2.3 WSS will maintain office hours and knowledgeable persons available to respond to Greyhound under the terms of this Agreement from 8:00 AM to 5:00 PM Central time each business day.  In addition, WSS will provide after-hours and weekend coverage on an "as needed" basis and a WSS employee will be on-call 24 hours a day 7 days a week to accommodate requests for post-accident assistance.

2.4 Throughout the Term, WSS shall properly train and assign personnel sufficient in number to perform the Services required hereunder.  All WSS personnel shall respond to Greyhound's needs promptly and professionally. It shall be the responsibility of WSS to understand Greyhound's current and evolving needs as required by business practices or legal requirements.

2.5 WSS represents, warrants and covenants that it has read and understands the Greyhound Company Background information set forth in Sections I and II of the RFP and that the Services shall meet or exceed the requirements imposed upon Greyhound by the U.S. Department of Transportation Drug and Alcohol Regulations, federal, state and local laws, and with the Greyhound Substance Abuse Policy of each Greyhound company (the foregoing requirements are collectively referred to as the "Laws, Regulations and Policies").  WSS acknowledges that it is a vendor of knowledge and that Greyhound is relying on the expertise of WSS to advise and guide Greyhound as to requirements of applicable Laws, Rules and Regulations and to effect the Services in a manner that ensures compliance with all applicable Laws, Rules and Regulations.

3. COMPENSATION AND INVOICES
3.1 For Services rendered hereunder, Greyhound shall pay the fixed fees set forth on Attachment 2.

3.2 Services will be monthly invoiced by WSS during the month following the delivery of the Services and payment will be due from Greyhound within thirty (30) days of date of receipt of the invoice.

3.3 All invoices shall include WSS' federal tax identification number.   Each invoice shall contain reasonable and adequate support documentation providing details for Greyhound to determine the accuracy and reasonableness of all charges. At a minimum, the invoice will contain the information and be provided in the current format. Each invoice will be sent to the designated Greyhound personnel as advised by Greyhound to WSS in writing from time to time. Invoices will include the test cost, the collection cost, and any related administrative and storage fees in one price plus any miscellaneous charges as per the currently agreed upon billing format. There shall not be any additional fees other than as stated in Attachment 2.

3.4 Out of pocket expenses are included in the fixed price.   Out of pocket expenses contemplated in connection with on-site training will be reimbursed provided they have been pre- approved in writing by Greyhound.   All out of pocket expenses must be invoiced in accordance with the provisions of this Section 3, must be at cost and without markup, and must be adequately documented.

4. PERSONNEL
4.1 During the implementation, WSS shall maintain the following personnel/positions:

    4.1.1 A primary account manager. A primary account manager dedicated solely to the Greyhound account. The parties acknowledge that WSS has designated Jennifer Jones to be the initial account manager for the Greyhound account.

    4.1.2 A support account manager.    The support manager may provide support solely to companies affiliated with Greyhound.   The parties acknowledge that WSS has designated Charles Munson to be the initial support manager for Jennifer Jones with respect to the Greyhound account.

    4.1.3 Design and technical support personnel.     This person or persons shall provide technical, system and architectural support. The parties acknowledge that WSS has designated Steve Belcher to be the initial person to provide technical support.

    4.1.4 Expert personnel with respect to drug testing issues.      The parties acknowledge that WSS has designated Dexter Morris to be the initial person to provide technical support.

    4.1.5 Compliance Officer. The parties acknowledge that WSS has designated Ken Will to be the initial Compliance Officer.

    4.1.6 WSS agrees not to reassign the account manager or support manager without the consent of Greyhound, which consent may be withheld at Greyhound's sole discretion.   The account manager and support manager may be changed at the request of Greyhound for any reason.

4.2 Each senior staff member assigned to work on Greyhound Services shall have a minimum of seven (7) year successful experience in providing client services in the drug testing industry.

5. TERM AND TERMINATION
5.1 This Agreement shall commence as of the Effective Date, and thereafter shall continue for a period of three (3) years from the Execution Date listed below ("Initial Term"), unless earlier terminated as provided herein, and shall automatically renew for up to additional two (2) one (1) year periods (each a "Renewal Term" and together with the Initial term, collectively referred to herein as the "Term") unless either party gives prior written notice to the other party of intent not to renew thirty (30) days prior to the expiration of the Initial Term or any Renewal Term.

5.2 Greyhound may terminate this Agreement without notice upon the occurrence of an event of default.   Each of the following constitutes an event of default for the purposes of this Agreement:

    5.2.1 if WSS commits any material dishonest or fraudulent act in the performance of any of its obligations hereunder or any material misrepresentation hereunder;

    5.2.2 if WSS repeatedly fails to perform the Services in accordance with the service levels set forth in Attachment 1 more than three (3) times in a consecutive ninety (90) days period or

    5.2.3 if WSS fails to perform the Services, in accordance with Laws, Rules and Regulations;

    5.2.4 if WSS otherwise fails to perform or comply with any material term, condition or covenant of this Agreement and such failure is not corrected within thirty (30) days after notice of such failure; or

    5.2.5 if there is a change on the scope of Services as to which the parties cannot agree to pricing within thirty (30) days.

5.3 This Agreement may be terminated for any reason at any time by mutual agreement of the parties upon thirty (30) days' written notice of termination.

5.4 Upon the termination of this Agreement, WSS shall promptly return to Greyhound all Confidential Information of Greyhound recorded in tangible or electronic form that is in the possession of WSS shall return the Confidential Information to Greyhound in an electronic form or database as requested by Greyhound.

6. INDEMNIFICATION

6.1 WSS Indemnification.   WSS  (the  "Indemnitor")  shall  hold harmless,  protect, indemnify and, at Greyhound's option, defend Greyhound and its subsidiaries, affiliates, and each of their officers and directors (the "Indemnitees") from and against any and all claims, demands, proceedings ("Claims") and any losses, liabilities, damages, costs, payments, fines and expenses, including reasonable attorneys' fees, costs and expenses, ("Losses") arising out of, directly or indirectly, any WSS's breach of any provision of this Agreement, or any errors, omissions, negligence or willful misconduct in connection with Services rendered or required hereunder, including without limitation, any independent contractor of WSS, or any employee, agent or permitted subcontractor thereof, whether prior to, during or after the Term.

6.2 Greyhound Indemnification. Greyhound (the "Indemnitor") shall hold harmless, protect, indemnify and, at WSS's option, defend WSS and its subsidiaries, affiliates, and each of their officers and directors (the "Indemnitees") from and against any and all claims, demands, proceedings ("Claims") and any losses, liabilities, damages, costs, payments, fines and expenses, including reasonable attorneys' fees, costs and expenses, ("Losses") arising out of, directly or indirectly, any Greyhound's breach of any provision of this Agreement, or any errors, omissions, negligence or willful misconduct in connection with information provided or required hereunder, including without limitation, any independent contractor of Greyhound, or any employee, agent or permitted subcontractor thereof, whether prior to, during or after the Term.

7. INSURANCE GREYHOUND
7.1 For all matters arising during the Term, WSS shall maintain and cause any subcontractors to maintain insurance in the amounts, relating to WSS performance of the Services, as follows:

    7.1.1 Workers' Compensation insurance as prescribed by the law of the state in which services are performed;

    7.1.2 Employer's liability insurance with limits of at least $500,000 for each occurrence;

    7.1.3 General Liability insurance, with limits of at least $2,000,000 combined single limit for bodily injury and property damage for each occurrence;

    7.1.4 If the furnishing to Greyhound involves Services of any medical nature and personnel, Medical Malpractice insurance including errors and omissions insurance of at least $1,000,000; and

    7.1.5 Umbrella Liability of at least $10,000,000 (including medical, errors and omissions, as applicable).

7.2 Where available, insurance shall designate Greyhound, (including for this purpose the Greyhound companies and each of their officers, directors and employees as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage. Each policy shall provide for prompt written notice (not to exceed 30 days) from the insurer to the by registered mail, return receipt requested, in the event of any material modification or cancellation or termination of the policies referred to in this Section. WSS, WSS' insurer(s) and anyone claiming by, through, under or in WSS' behalf shall have no claim, right of action or right of subrogation against Greyhound based on any loss or liability insured against under the foregoing insurance. WSS and WSS' subcontractors shall furnish prior to the start of performance of the Services, certificates or adequate proof of the foregoing insurance including, if specifically requested by Greyhound, copies of the endorsements and insurance policies.

WSS' compliance with this Section 9 shall in no way affect WSS' indemnity obligations, except to the extent that WSS' insurance company actual pays Greyhound amounts that WSS otherwise would be obligated to pay to Greyhound.

8. CONFIDENTIALITY AND HIPAA
8.1 WSS agrees to treat any information that it receives from Greyhound or develops in connection with the performance of this Agreement as the Confidential Information of Greyhound ^'Confidential Information"}.  Confidential Information shall include the terms and conditions of this Agreement. WSS shall limit the disclosure of Confidential Information to those having a need to know in connection with the performance of the Services and who have agreed to maintain such information as confidential, shall not use or disclose Confidential Information to any other third party, and shall take reasonable protective measures to insure the foregoing.  Confidential Information does not include information that: (a) was in the public domain at the time of disclosure to WSS; (b) was published or otherwise became a part of the public domain, after disclosure to WSS, through no fault of WSS; (c) was in the possession of WSS at the time of disclosure to it by a third party who had a lawful right to such information and disclosed such information to it, without a breach of duty owed to Greyhound; or (d) was independently developed by WSS  without reference  to  the Confidential Information. Further, WSS may disclose Confidential Information to the extent required by law or order of a court or governmental agency, provided that timely notice of such disclosure and an opportunity to object to such disclosure is provided to Greyhound.

8.2 WSS acknowledges that by reason of its relationship with Greyhound hereunder, Confidential Information in the form of personal health information obtained in connection with the performance of the Services hereunder is subject to HIPAA.    WSS agrees to abide by all the provisions of the Business Associate Agreement attached hereto as Attachment 4.

8.3 WSS acknowledges that all data and information received from Greyhound or developed by WSS in connection with the performance under this Agreement is the property of Greyhound and Greyhound retains all ownership rights.   Greyhound hereby grants permission for WSS to use any Greyhound data as required to perform their obligations under this Agreement and for their internal business purposes subject to the confidentiality and privacy provisions contained in this Agreement and any applicable Laws, Rules and Regulations.

9. IMPLEMENTATION AND CHANGE ORDERS
9.1 Implementation shall be conducted in accordance with the Implementation Schedule and Milestones set forth in Attachment 3.

9.2 In the event of any change in the Laws, Rules or Regulations applicable to the provision of the Services by WSS hereunder or applicable to the receipt of such Services by Greyhound hereunder, WSS shall perform this Agreement in a manner that gives effect to such Laws, Rules and Regulations.   If such a change results in a requirement for additional or other Services hereunder, WSS promptly shall so advise Greyhound in writing, including the nature of the Services and the proposed additional or reduced pricing resulting there from and, thereafter, the parties agree that they will negotiate in good faith an adjustment to the pricing hereunder to reflect the addition or deletion of Services.   If the parties cannot reach such agreement, Greyhound may terminate this Agreement without penalty upon payment of amounts then currently due.

9.3 Prior to the removal of any collection site from the list of Greyhound collection sites, WSS shall provide Greyhound with notice of its intent to remove such collection site and all information with respect to the grounds for its determination to remove such collection site. Greyhound shall have the right and reasonable opportunity to approve or deny the removal of such collection site prior to WSS' taking any action with respect thereto.   All additions or removal requests shall include detailed information as to service and performance qualifications of the site in question.

10. GENERAL TERMS
10.1 Binding Nature and Assignment.  Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party. Subject thereto, this Agreement shall endure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns. Notwithstanding the foregoing, the parties expressly agree and understand that (1) Greyhound may assign this Agreement to any affiliated entity of Greyhound or in connection with the sale of all or substantially all of the stock or assets of Greyhound, and (2) any other request for the assignment of this Agreement in whole shall not be unreasonably withheld or delayed.

10.2 Time is of the Essence.  WSS agrees that time is of the essence in the performance of this Agreement.

10.3 Independent Contractors.   It is understood and agreed that this is an agreement for the performance of Services and any employee or agent of the consultant performing the Services hereunder shall not be or be deemed to be an employee of Greyhound for any purpose and that the relationship of the parties to each other is that of independent contractors. Neither party hereto shall make any representations or warranties or incur any liability on behalf of the other.

10.4 Compliance with Greyhound Security Policies.    When present at any Greyhound location, WSS shall comply with all applicable security and safety precautions of Greyhound, including without limitation the display of identification and restrictions on entry to certain areas.

10.5 No Third Party Beneficiaries. The obligations of each party to this Agreement shall inure solely to the benefit of the other party and not third party shall be deemed a beneficiary of this Agreement.

10.6 Severability.   If any provision of this Agreement is invalid or unenforceable, such invalidity shall not invalidate or render unenforceable any other part of this Agreement, but it shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable.

10.7 Waiver. No delay or omission by either party hereto to exercise any right occurring upon any noncompliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained.

10.8 Governing Law, Exclusive Jurisdiction.    This Agreement, and any attachments hereto, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Illinois (excluding Illinois conflict of laws provisions).   Any suit or proceeding relating to this Agreement shall be brought only in Cook County. Each of the parties consents to the exclusive personal jurisdiction and venue of the courts, state and federal, located in Cook County, Illinois.

10.9 No Oral Modifications.   Neither of the parties shall be bound by any conditions, definitions, understandings or representations with respect to the subject matter of this Agreement other than as expressly provided herein, or as duly set forth on or subsequent to the Effective Date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

10.10 Notices.  Wherever under this Agreement one party is required to give notice to the other, such notice shall be deemed effective: (a) four (4) calendar days after deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested; (b) one (1) business day after deposit with a national overnight courier for next day delivery; (c) if given by telex, telegraph, facsimile or email, one (1) day after transmission, provided confirmation of such notice is also sent by national overnight courier for next day delivery; or (d) upon delivery if delivered in person or by messenger, in each case, addressed to the following addresses (or such other address as either party may be notified of as described above):

To Greyhound:	Greyhound Lines, Inc. Attn: Legal Department 15110 N. Dallas Parkway Dallas, TX 75248 Facsimile: 972/789 -7430
With a copy to:	Greyhound Lines, Inc. P.O. Box 660362-0362 350 N. St. Paul Dallas, TX 75248 Attention: Sr. Director, Safety & Security Department
To WSS:	WSS Screening Services, LLC 14133 Memorial Drive, Suite 1 Houston, TX 77079 Facsimile: 281/597-1261 Attention: Charles Munson

10.11 Captions and Headings.  The division of this Agreement into Sections and the insertion of captions and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
10.12 Entire Agreement.  The attachments and/or schedules affixed hereto are incorporated herein by this reference and are an integral part of the Agreement and shall be read and interpreted together with the Agreement as a single document.  This Agreement sets forth the entire, final and exclusive agreement between the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties. The parties expressly disclaim the right to claim the enforceability or effectiveness of any oral modifications to this Agreement or any amendments based on course of dealing, waiver, reliance, estoppels or other similar legal theory.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of August 1, 2005 (the "Execution Date") and each hereby warrants and represents that their respective signatory (whose signature appears below) is duly authorized to execute this Agreement.

Greyhound Lines, Inc.

Name:

Title:

WSS Screening Services LLC

Name: //s// Dexter Morris

Title: CEO